Exhibit 5.2

December 7, 2016

Guaranty Bancorp
1331 Seventeenth Street, Suite 200
Denver, Colorado 80202

Re:

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Guaranty Bancorp, a Delaware corporation (the “Company”), in connection with the filing by the Company of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the offer and resale of up to an additional 1,019,000 shares (the “Additional Shares”) of the Company’s voting common stock, par value $0.001 per share (the “Voting Common Stock”), on behalf of a certain selling stockholder named therein (the “Selling Stockholder”). The Registration Statement is related to the Company’s registration statements on Form S-3 filed on October 21, 2011 and amended April 1, 2015 (No. 333-177461) and filed on February 22, 2010 (No. 333-165016), relating to the offer and resale of up to, in the aggregate, 10,380,393 shares of Voting Common Stock on behalf of the selling stockholders named therein. The Additional Shares are being registered pursuant to an Exchange Agreement, dated December 2, 2016 (the “Exchange Agreement”) by and between the Company and the Selling Stockholder.

The Additional Shares may be sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein and any supplements thereto.

In connection with this opinion, we, as your counsel, have (i) examined and relied on originals or copies, certified or otherwise identified to our satisfaction, such documents, corporate records, certificates and other instruments, including, among other things, the Exchange Agreement and the Registration Statement, (ii) made such inquiries as to questions of fact of officers and representatives of the Company, and (iii) made such examinations of law as we have considered necessary or appropriate for the purposes of our opinion set forth below. In such examination and in rendering the opinion set forth below, we have assumed the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic originals of all documents submitted to us as copies, and the due authorization, execution and delivery of all documents by all parties other than the Company and the validity, binding effect and enforceability thereof. We have not undertaken any independent investigation of factual matters.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Additional Shares to be sold by the Selling Stockholder are validly issued, fully-paid and non-assessable.

This opinion is not rendered with respect to any laws other than the General Corporation Law of the State of Delaware.

This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We also consent to the reference to this firm under the heading “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Shapiro Bieging Barber Otteson LLP

SHAPIRO BIEGING BARBER OTTESON LLP